UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 28, 2015

SPAN-AMERICA MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

South Carolina	0-11392	57-0525804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Commerce Center, Greenville, South Carolina	29615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(864) 288-8877

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2015, Span-America Medical Systems, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased (the “Zucker Trustee”), and Robert B. Johnston, a director of the Company, pursuant to which the Company purchased 249,310 shares of the Company’s common stock from Ms. Zucker (in her capacity as trustee) and 12,000 shares of the Company’s common stock from Mr. Johnston at a price of $17.49 per share or an aggregate of $4,570,312. The $17.49 per share purchase price was the closing price of the Company’s common stock on the Nasdaq Global Market on Thursday, September 24, 2015, the day before the parties started negotiating the transaction. The Company used cash on hand to pay the entire purchase price of the common stock and obtained a waiver from its credit facility lender with respect to a covenant restricting stock purchases in excess of $1 million in any 12-month period. Ms. Zucker is the Chairperson and Chief Executive Officer of The InterTech Group, Inc. (“InterTech”), and Mr. Johnston is the Executive Vice President and Chief Strategy Officer of InterTech. The transaction resulted in Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) ceasing to beneficially own any shares of the Company’s common stock. Immediately prior to the acquisition, the acquired shares represented approximately 9% of the Company’s outstanding shares.

Mr. Johnston resigned from his position as a director of the Company upon execution and delivery by the parties of the Stock Purchase Agreement.

Also simultaneously with the Company’s entry into the Stock Purchase Agreement, the Company, the Zucker Trustee, Mr. Johnston and InterTech, entered into an Amended & Restated Standstill Agreement that amended and restated in its entirety the Standstill Agreement between those parties dated March 1, 2013 (the “Original Standstill Agreement”), a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the commission on March 5, 2013. The Amended & Restated Standstill Agreement reduced the maximum beneficial ownership of the Company’s common stock that Ms. Zucker, Mr. Johnston, InterTech and their affiliates and associates can acquire during the standstill period under the agreement from 20% to 5% of the Company’s total outstanding common stock and deleted provisions related to the continued service of Mr. Johnston or any other InterTech affiliate as a director of the Company. The standstill period under the agreement will expire on September 28, 2016.

Copies of the Amended & Restated Standstill Agreement and the Stock Purchase Agreement are filed herewith as Exhibits 4.1 and 10.1 hereto, respectively, and the descriptions of these agreements set forth above are qualified in their entireties by reference to the texts of the agreements which are incorporated herein by reference.

Item 5.02. Departure of Director.

Upon execution and delivery by the parties of the Stock Purchase Agreement, Mr. Johnston resigned from his position as a director of the Company. The Company understands that Mr. Johnston resigned because he and other affiliates and associates of Ms. Zucker and InterTech ceased to beneficially own any shares of the Company’s common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1

Amended & Restated Standstill Agreement dated September 28, 2015 between the Company, Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased, Robert B. Johnston and The InterTech Group, Inc.

10.1

Stock Purchase Agreement dated September 28, 2015 by and between the Company, Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased, and Robert B. Johnston.

99.1	Press Release dated October 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
(Registrant)
Date: October 2, 2015
	By:	/s/ Richard C. Coggins
Richard C. Coggins
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Amended & Restated Standstill Agreement dated September 28, 2015 between the Company, Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased, Robert B. Johnston and The InterTech Group, Inc.

10.1

Stock Purchase Agreement dated September 28, 2015 by and between the Company, Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased, and Robert B. Johnston.

99.1	Press Release dated October 2, 2015.